* Explanation of Response:

      As was reported in a Form 8-K filed on March 29, 1999, Morris & Miller, Ltd. (and its sister corporation, Mathew and Markson, Ltd.) initially acquired the Shares of Common Stock of the Issuer which are the subject of this Report pursuant to an agreement (the "Stock Purchase Agreement") signed and executed on March 16, 1999, between Telco Billing, Inc.; Morris & Miller, Ltd.; Mathew and Markson, Ltd.; and RIGL Corporation ("RIGL"), which was the former name of the Issuer. Morris & Miller, Ltd. and Mathew and Markson, Ltd. were the sole shareholders of Telco.

      Pursuant to the Stock Purchase Agreement, Morris & Miller, Ltd. surrendered its shares of Telco, and, in exchange, Morris & Miller, Ltd. received 1,100,000 Shares of RIGL:

      Subsequently, as reported in a Form 8-K filed on June 30, 1999, on June 15, 1999, 8,250,000 additional Shares of Common Stock of the Issuer were issued to Morris & Miller, Ltd pursuant to the Stock Purchase Agreement.

      Therefore, as of June 30, 2000, the total number of Shares of Common Stock of the Issuer held by Morris & Miller, Ltd. was as follows:

            Prior Balance                           1,100,000 Shares
            Addition                                8,250,000 Shares
            New Balance                             9,350,000 Shares